EXHIBIT 99.1
On March 5, 2026, Ashford Hospitality Trust, Inc. (“Ashford Trust” or the “Company”) completed the sale of the 333-room St. Petersburg Hilton Bayfront located in St. Petersburg, Florida (“Hilton St. Petersburg”) for total consideration of approximately $95.3 million in cash, net of selling expenses. Additionally, the Company paid approximately $94.7 million to the mortgage lender. The mortgage loan is secured by 12 hotels including the Hilton St. Petersburg.
The following unaudited pro forma financial information of the Company, as of and for the nine months ended September 30, 2025 and for the year ended December 31, 2024 has been prepared for informational purposes only and does not purport to be indicative of what would have resulted had the disposition occurred on the date indicated or what may result in the future. The unaudited pro forma consolidated balance sheet assumes the disposition closed on September 30, 2025. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2024, and the nine months ended September 30, 2025, assumes the disposition closed on January 1, 2024. The unaudited pro forma financial information of the Company reflects the removal of the assets and liabilities of Hilton St. Petersburg and its results of operations, which contains a non-recurring gain associated with the disposition of the hotel property. The pro forma gain and the related tax effects resulting from the disposition of Hilton St. Petersburg are preliminary. Therefore, the actual results may differ from the amounts reflected in the pro forma financial statements. There are no other non-recurring items associated with the transaction.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2025
(in thousands, except share and per share amounts)

	Ashford Trust Consolidated Historical (A)	Hilton St. Petersburg (B)	Adjustments		Ashford Trust Consolidated Pro Forma
ASSETS
Investments in hotel properties, gross ($82,787 attributable to VIEs)	$3,207,483	$26,358	$—		$3,181,125
Accumulated depreciation ($(4,522) attributable to VIEs)	(1,012,304)	(10,753)	—		(1,001,551)
Investments in hotel properties, net ($78,265 attributable to VIEs)	2,195,179	15,605	—		2,179,574
Contract asset	380,160	—	—		380,160
Cash and cash equivalents ($634 attributable to VIEs)	81,903	898	95,268	(C) (i)	80,400
			(1,190)	(C) (i)
			(94,683)	(C) (ii)
Restricted cash ($4,677 attributable to VIEs)	164,219	—	—		164,219
Accounts receivable ($188 attributable to VIEs), net of allowance of $789	42,100	824	—		41,276
Inventories ($43 attributable to VIEs)	3,747	107	—		3,640
Notes receivable, net	11,784	—	—		11,784
Investments in unconsolidated entities	7,331	—	—		7,331
Deferred costs, net ($81 attributable to VIEs)	1,669	30	—		1,639
Derivative assets	1,022	—	—		1,022
Operating lease right-of-use assets	43,585	—	—		43,585
Prepaid expenses and other assets ($62 attributable to VIEs)	27,367	1,232	—		26,135
Due from third-party hotel managers	26,920	—	—		26,920
Assets held for sale	21,450	—	—		21,450
Total assets	$3,008,436	$18,696	$(605)		$2,989,135
LIABILITIES AND EQUITY/DEFICIT
Liabilities:
Indebtedness, net ($16,007 attributable to VIEs)	$2,610,256	$44,061	$(50,681)	(C) (ii)	$2,515,514
Debt associated with hotels in receivership	301,040	—	—		301,040
Finance lease liability	17,540	—	—		17,540
Accounts payable and accrued expenses ($16,042 attributable to VIEs)	146,617	3,770	—		142,847
Accrued interest payable ($147 attributable to VIEs)	13,600	371	—		13,229
Accrued interest associated with hotels in receivership	79,120	—	—		79,120
Dividends and distributions payable	4,220	—	—		4,220
Due to Ashford Inc., net	16,080	—	—		16,080
Due to related parties, net ($3,598 attributable to VIEs)	7,177	110	—		7,067
Due to third-party hotel managers	1,042	—	—		1,042
Operating lease liabilities	44,077	—	—		44,077
Other liabilities ($28,870 attributable to VIEs)	38,055	—	—		38,055
Liabilities related to assets held for sale	29,236	—	—		29,236
Total liabilities	3,308,060	48,312	(50,681)		3,209,067
Commitments and contingencies
Redeemable noncontrolling interests in operating partnership	21,209	—	—		21,209
Series J Redeemable Preferred Stock, $0.01 par value, 7,672,142 shares issued and outstanding at September 30, 2025	178,743	—	—		178,743
Series K Redeemable Preferred Stock, $0.01 par value, 737,805 shares issued and outstanding at September 30, 2025	18,348	—	—		18,348
Series L Redeemable Preferred Stock, $0.01 par value, 195,976 shares issued and outstanding at September 30, 2025	4,463	—	—		4,463
Series M Redeemable Preferred Stock, $0.01 par value, 433,601 shares issued and outstanding at September 30, 2025	10,501	—	—		10,501
Equity (deficit):
Preferred stock, $0.01 par value, 55,000,000 shares authorized:
Series D Cumulative Preferred Stock, 1,111,127 shares issued and outstanding at September 30, 2025	11	—	—		11
Series F Cumulative Preferred Stock, 1,037,044 shares issued and outstanding at September 30, 2025	10	—	—		10
Series G Cumulative Preferred Stock, 1,470,948 shares issued and outstanding at September 30, 2025	15	—	—		15
Series H Cumulative Preferred Stock, 1,037,956 shares issued and outstanding at September 30, 2025	10	—	—		10
Series I Cumulative Preferred Stock, 1,034,303 shares issued and outstanding at September 30, 2025	11	—	—		11
Common stock, $0.01 par value, 395,000,000 shares authorized, 6,186,482 shares issued and outstanding at September 30, 2025	62	—	—		62
Additional paid-in capital	2,400,801	(29,616)	15,635	(C) (i)	2,400,801
			(1,190)	(C) (i)
			(44,061)	(C) (ii)
Accumulated deficit	(2,949,658)	—	79,633	(C) (i)	(2,869,966)
			59	(C) (ii)
Total stockholders’ equity (deficit) of the Company	(548,738)	(29,616)	50,076		(469,046)
Noncontrolling interest in consolidated entities	15,850	—	—		15,850
Total equity (deficit)	(532,888)	(29,616)	50,076		(453,196)
Total liabilities and equity/deficit	$3,008,436	$18,696	$(605)		$2,989,135
See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(A)Represents the historical consolidated balance sheet of Ashford Trust as of September 30, 2025, as reported in its Quarterly Report on Form 10-Q, filed on November 13, 2025.
(B)Represents the removal of the historical balance sheet of Hilton St. Petersburg as of September 30, 2025.
(C)Represents adjustments for Ashford Trust’s disposition of Hilton St. Petersburg as of September 30, 2025, which includes: (i) an adjustment for the cash consideration received of approximately $95.3 million, net of selling expenses and cash paid for hotel net working capital and (ii) the cash paid to repay the mortgage loan partially secured by Hilton St. Petersburg.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2024
(in thousands, except share and per share amounts)

	Ashford Trust Consolidated Historical (A)	Hilton St. Petersburg (B)	Adjustments		Ashford Trust Consolidated Pro Forma
REVENUE
Rooms	$889,753	$17,685	$—		$872,068
Food and beverage	212,581	4,569	—		208,012
Other hotel revenue	67,800	1,428	—		66,372
Total hotel revenue	1,170,134	23,682	—		1,146,452
Other	2,325	—	—		2,325
Total revenue	1,172,459	23,682	—		1,148,777
EXPENSES
Hotel operating expenses:
Rooms	209,569	3,358	—		206,211
Food and beverage	145,304	2,482	—		142,822
Other expenses	418,077	8,117	—		409,960
Management fees	42,406	702	—		41,704
Total hotel expenses	815,356	14,659	—		800,697
Property taxes, insurance and other	64,103	1,548	—		62,555
Depreciation and amortization	152,776	1,598	—		151,178
Impairment charges	59,331	—	—		59,331
Advisory services fee	58,606	—	—		58,606
Corporate, general and administrative	24,662	—	—		24,662
Total operating expenses	1,174,834	17,805	—		1,157,029
Gain (loss) on consolidation of VIE and disposition of assets and hotel properties	94,406	—	79,633	(C) (i)	174,039
Gain (loss) on derecognition of assets	167,177	—	—		167,177
OPERATING INCOME (LOSS)	259,208	5,877	79,633		332,964
Equity in earnings (loss) of unconsolidated entities	(2,370)	—	—		(2,370)
Interest income	6,942	—	—		6,942
Other income (expense)	108	—	—		108
Interest expense and amortization of discounts and loan costs	(273,359)	(4,230)	—		(269,129)
Interest expense associated with hotels in receivership	(45,592)	—	—		(45,592)
Write-off of premiums, loan costs and exit fees	(5,245)	(6)	59	(C) (ii)	(5,180)
Gain (loss) on extinguishment of debt	2,774	—	—		2,774
Realized and unrealized gain (loss) on derivatives	(6,480)	—	—		(6,480)
INCOME (LOSS) BEFORE INCOME TAXES	(64,014)	1,641	79,692		14,037
Income tax (expense) benefit	(997)	—	—		(997)
NET INCOME (LOSS)	(65,011)	1,641	79,692		13,040
(Income) loss attributable to noncontrolling interest in consolidated entities	4,028	—	—		4,028
Net (income) loss attributable to redeemable noncontrolling interests in operating partnership	683	—	(796)	(C) (iii)	(113)
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	(60,300)	1,641	78,896		16,955
Preferred dividends	(22,686)	—	—		(22,686)
Deemed dividends on redeemable preferred stock	(2,906)	—	—		(2,906)
Gain (loss) on extinguishment of preferred stock	3,370	—	—		3,370
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(82,522)	$1,641	$78,896		$(5,267)
INCOME (LOSS) PER SHARE - BASIC:
Net income (loss) attributable to common stockholders	$(17.54)				$(1.12)
Weighted average common shares outstanding—basic	4,706				4,706
INCOME (LOSS) PER SHARE - DILUTED:
Net income (loss) attributable to common stockholders	$(17.54)				$(1.12)
Weighted average common shares outstanding—diluted	4,706				4,706
See accompanying notes.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2025
(in thousands, except share and per share amounts)

	Ashford Trust Consolidated Historical (A)	Hilton St. Petersburg (B)	Adjustments		Ashford Trust Consolidated Pro Forma
REVENUE
Rooms	$635,420	$12,612	$—		$622,808
Food and beverage	155,787	3,632	—		152,155
Other hotel revenue	53,064	1,102	—		51,962
Total hotel revenue	844,271	17,346	—		826,925
Other	1,150	—	—		1,150
Total revenue	845,421	17,346	—		828,075
EXPENSES
Hotel operating expenses:
Rooms	149,786	2,604	—		147,182
Food and beverage	104,454	1,789	—		102,665
Other expenses	296,979	5,482	—		291,497
Management fees	29,357	513	—		28,844
Total hotel expenses	580,576	10,388	—		570,188
Property taxes, insurance and other	48,495	1,074	—		47,421
Depreciation and amortization	107,204	1,081	—		106,123
Impairment charges	19,821	—	—		19,821
Advisory services fee	34,112	—	—		34,112
Corporate, general and administrative	17,120	—	—		17,120
Total operating expenses	807,328	12,543	—		794,785
Gain (loss) on consolidation of VIE and disposition of assets and hotel properties	55,305	—	—		55,305
Gain (loss) on derecognition of assets	29,649	—	—		29,649
OPERATING INCOME (LOSS)	123,047	4,803	—		118,244
Equity in earnings (loss) of unconsolidated entities	(258)	—	—		(258)
Interest income	3,666	—	—		3,666
Interest expense and amortization of discounts and loan costs	(200,368)	(3,626)	—		(196,742)
Interest expense associated with hotels in receivership	(29,632)	—	—		(29,632)
Write-off of premiums, loan costs and exit fees	(8,361)	(276)	—		(8,085)
Gain (loss) on extinguishment of debt	43	—	—		43
Realized and unrealized gain (loss) on derivatives	(4,804)	—	—		(4,804)
INCOME (LOSS) BEFORE INCOME TAXES	(116,667)	901	—		(117,568)
Income tax (expense) benefit	(695)	—	—		(695)
NET INCOME (LOSS)	(117,362)	901	—		(118,263)
(Income) loss attributable to noncontrolling interest in consolidated entities	4,719	—	—		4,719
Net (income) loss attributable to redeemable noncontrolling interests in operating partnership	2,127	—	13	(C) (iii)	2,140
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	(110,516)	901	13		(111,404)
Preferred dividends	(20,921)	—	—		(20,921)
Deemed dividends on redeemable preferred stock	(5,264)	—	—		(5,264)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(136,701)	$901	$13		$(137,589)
INCOME (LOSS) PER SHARE - BASIC:
Income (loss) attributable to common stockholders	$(23.38)				$(23.53)
Weighted average common shares outstanding—basic	5,847				5,847
INCOME (LOSS) PER SHARE - DILUTED:
Income (loss) attributable to common stockholders	$(23.38)				$(23.53)
Weighted average common shares outstanding—diluted	5,847				5,847
See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(A)Represents the historical consolidated statement of operations of Ashford Trust for the year ended December 31, 2024, as reported in its Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 21, 2025 and the historical consolidated statement of operations of Ashford Trust for the nine months ended September 30, 2025, as reported in its Quarterly Report on Form 10-Q, filed on November 13, 2025.
(B)Represents the removal of the historical consolidated statements of operations of Hilton St. Petersburg for the year ended December 31, 2024, and the nine months ended September 30, 2025.
(C)Represents adjustments for the Company’s sale of Hilton St. Petersburg, which includes: (i) the estimated non-recurring gain on the disposition of Hilton St. Petersburg for the year ended December 31, 2024; (ii) an adjustment for write off of loan costs; and (iii) the net (income) loss allocated to redeemable noncontrolling interests in operating partnership related to the disposition of Hilton St. Petersburg, including the estimated non-recurring gain for the year ended December 31, 2024, based on an ownership percentage of 1.02% for the year ended December 31, 2024 and 1.49% for the nine months ended September 30, 2025. There is no estimated tax effect of the hotel no longer being part of the consolidated group for the year ended December 31, 2024 and the nine months ended September 30, 2025. The pro forma gain resulting from the disposition of Hilton St. Petersburg is preliminary. The actual results may differ from the amounts reflected in the pro forma financial statements.